Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated November 26, 2019 (and March 4, 2020 as to the effects on the financial statements of the forward stock split as described in Note 1 to the financial statements) relating to the financial statements of SelectQuote Inc. appearing in Registration Statement No. 333-236555 on Form S-1 of SelectQuote, Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-236555 incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

May 20, 2020